                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.

     [ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                            PAUL HARRIS STORES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

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     (4) Date Filed:

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
                            PAUL HARRIS STORES, INC.
                                 6003 GUION ROAD
                           INDIANAPOLIS, INDIANA 46254

                                ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 17, 2000

                                ----------------

To the Shareholders of Paul Harris Stores, Inc.:

     The annual meeting of shareholders of Paul Harris Stores, Inc. (the "Company") will be held on Wednesday, May 17, 2000, 9:00 a.m., local time, at the Company's principal office located at 6003 Guion Road, Indianapolis, Indiana, for the following purposes:

     1. To elect three directors to the Board of Directors of the Company, two of which will serve until the 2003 Annual Meeting of Shareholders, one of which will serve until the 2002 Annual Meeting of Shareholders and all of which will serve until their successors are elected and have qualified;

     2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the 2000 fiscal year; and

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only shareholders of record at the close of business on March 23, 2000 are entitled to notice of, and to vote at, the meeting or any adjournments thereof.

                                         By Order of the Board of Directors


                                         /s/ Keith L. Himmel, Jr.


                                         Keith L. Himmel, Jr.
                                         Secretary


Indianapolis, Indiana
April 13, 2000


          SHAREHOLDERS UNABLE TO ATTEND THE MEETING IN PERSON ARE
           REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY
           AS PROMPTLY AS POSSIBLE IN THE SELF-ADDRESSED, STAMPED
              RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF IT IS
                         MAILED IN THE UNITED STATES.

                            PAUL HARRIS STORES, INC.
                                 6003 GUION ROAD
                           INDIANAPOLIS, INDIANA 46254
                                 (317) 293-3900

                                 --------------

                                 PROXY STATEMENT

                                 --------------


                 INFORMATION CONCERNING SOLICITATION AND VOTING

     The enclosed Proxy is solicited by the Board of Directors of Paul Harris Stores, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on Wednesday, May 17, 2000, at 9:00 a.m., local time, at the Company's principal office located at 6003 Guion Road, Indianapolis, Indiana, or at any adjournment thereof (the "Annual Meeting"), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. Proxies will be voted in accordance with the directions specified therein. ANY PROXY ON WHICH NO DIRECTIONS ARE SPECIFIED WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE THREE NOMINEES NAMED HEREIN AND FOR PROPOSAL 2. These proxy solicitation materials and the accompanying Annual Report to Shareholders for the fiscal year ended January 29, 2000 (the "1999 fiscal year") are first being sent to shareholders on or about April 13, 2000.

     As of March 23, 2000, the record date fixed for the determination of shareholders of the Company entitled to notice of, and to vote at, the Annual Meeting, there were outstanding 10,937,148 shares of the Company's Common Stock (the "Common Stock"). Each share of Common Stock entitles the holder thereof on the record date to one vote with respect to each matter to be acted upon at the Annual Meeting.

     Any Proxy given pursuant to this solicitation may be revoked at any time prior to its use by delivering to the principal office of the Company either a written notice of revocation or a duly executed Proxy bearing a later date, or by attending the Annual Meeting and voting in person.

     A majority of the outstanding shares of Common Stock present in person or by proxy at the Annual Meeting will constitute a quorum for the purpose of conducting business at the Annual Meeting. The election of Directors will be determined by the vote of the holders of a plurality of the shares voting on such election. The approval of Proposal 2 is subject to the vote of the holders of a greater number of shares favoring approval than those opposing it. A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. As a result, neither broker non-votes nor abstentions will affect the determination of whether a nominee will be elected under Proposal 1 or whether Proposal 2 will be approved.

     The Board of Directors knows of no matters, other than those described in the attached Notice of Annual Meeting, which are to be brought before the Annual Meeting. If other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to vote such Proxy in accordance with their judgment on such matters. To be considered at the Annual Meeting, any matters proposed by shareholders must comply with the advance notification requirements set forth in the Company's By-Laws. A copy of the advance notification requirements may be obtained from Keith L. Himmel, Jr., Secretary, Paul Harris Stores, Inc., 6003 Guion Road, Indianapolis, Indiana 46254.

     The cost of this Proxy solicitation will be borne by the Company. Proxies will be solicited by mail, telegram or telephone, and may be personally solicited by directors, officers and other employees of the Company and by Corporate Investor Communication, Inc., a proxy solicitation firm, for a fee of $1,200, plus out-of-pocket expenses not to exceed $400. The telephone number of Corporate Investor Communication, Inc. is (201) 896-1900. Arrangements will be made with brokerage houses and other nominees, custodians and fiduciaries to forward soliciting material to beneficial owners of the Common Stock. The Company will reimburse brokerage firms and other persons representing beneficial owners for their expenses in forwarding solicitation materials to such beneficial owners.


                             PRINCIPAL SHAREHOLDERS

     The following table provides certain information as to each person known to the Company to be a beneficial owner on March 23, 2000 of more than five percent of the outstanding shares of the Company's Common Stock. Except as set forth below, the shareholders named below have sole voting and investment power with respect to all shares shown as beneficially owned by them.


                                                    NUMBER OF
                                                     SHARES
              NAME AND ADDRESS                    BENEFICIALLY          PERCENT
            OF BENEFICIAL OWNER                       OWNED            OF CLASS
            -------------------                   ------------         --------
        Charlotte G. Fischer                        992,800(1)           8.40%
        3791 Bay Creek Drive
        Bonita Springs, FL 34134

        Dimensional Fund Advisors Inc.              726,302(2)           6.66%
        1299 Ocean Avenue, 11th Floor
        Santa Monica, CA  90401

        Fuller & Thaler Asset Management, Inc.      653,400(3)           5.99%
        411 Borel Avenue, Suite 402
        San Mateo, CA  94402

------------------------

(1) Includes 876,000 shares which may be acquired pursuant to stock options exercisable within 60 days. Also includes 2,400 shares held by members of Ms. Fischer's family, the beneficial ownership of which are disclaimed by Ms. Fischer.
(2)   Based solely on information in reports filed by the beneficial owner under
      Section 13(d) or 13(g) of the Securities Exchange Act of 1934 (the "1934 Act"). The beneficial owner is an investment advisor registered under
      Section 203 of the Investment Advisors Act of 1940 (the "Investment Advisors Act") and has sole power to vote or direct the vote of 726,302 shares.
(3) Based solely on information in reports filed by the beneficial owners under Section 13(d) or 13(g) of the 1934 Act. Each beneficial owner is a member of a group that possesses the power to vote 465,000 shares and to dispose or direct the disposition of 653,400 shares. Fuller & Thaler Asset Management, Inc. ("Fuller & Thaler") is an investment advisor registered under Section 203 of the Investment Advisors Act. Mr. Russell J. Fuller is the President of Fuller & Thaler. Fuller & Thaler and Mr. Fuller have sole power to (a) vote or direct the vote of 465,000 shares and (b) dispose or direct the disposition of 653,400 shares.

                        SECURITY OWNERSHIP OF MANAGEMENT

     Based upon information provided by such individuals, the following table shows, as of March 23, 2000, the shares of the Company's Common Stock beneficially owned by each of the Company's directors and nominees for election to the Board, each executive officer of the Company named in the Summary Compensation Table, and all directors and executive officers as a group.


                                              NUMBER OF SHARES OF
                                                  COMMON STOCK           PERCENT
      NAME                                   BENEFICIALLY OWNED (1)     OF CLASS
      ----                                   ----------------------     --------
      Richard A. Feinberg, Ph.D.                       15,500                *
      Charlotte G. Fischer (2)                        992,800             8.40%
      Keith L. Himmel, Jr.                             43,666                *
      Glenn S. Lyon                                         0                *
      Thomas McCain (3)                                10,500                *
      James T. Morris                                  20,000                *
      Leslie Nathanson Juris, Ph.D.                    11,000                *
      John E. Peters                                   28,000                *
      Sally M. Tassani                                 71,000                *
      All directors and executive officers          1,192,466             9.97%
      as a group (9 individuals)


-----------------------------------

*     Less than one percent

(1) Each person has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him or her except:
      (i) 2,400 shares included as being owned by Ms. Fischer which are held by members of her family (Ms. Fischer disclaims beneficial ownership of such shares); and (ii) the following shares subject to outstanding options which are exercisable within 60 days: Mr. Feinberg, 14,000 shares; Ms. Fischer, 876,000 shares; Mr. Himmel, 43,666 shares; Ms. Juris, 11,000 shares; Mr. Morris, 14,000 shares; Mr. Peters, 8,000 shares; Ms. Tassani, 61,000 shares; and all directors and executive officers as a group, 1,027,666 shares.

(2)   Ms. Fischer was employed by the Company from April 29, 1994 to March 13,
      2000.

(3)   Mr. McCain was employed by the Company from October 15, 1998 to June 14,
      1999.

                              ELECTION OF DIRECTORS

     The Board of Directors currently consists of six members divided into three classes. Pursuant to the Company's Amended and Restated Articles of Incorporation, the Board of Directors is to be divided into three classes, with each class serving a three-year term and each class containing the same number of directors as near as practicable.

     Two of the three director nominees, Mr. Morris and Ms. Tassani, are to be elected at the Annual Meeting for a term expiring at the 2003 Annual Meeting. The third director nominee, Mr. Lyon, is to be elected at the Annual Meeting for a term expiring at the 2002 Annual Meeting. On March 31, 2000, the Board of Directors of the Company appointed Mr. Lyon to fill the vacancy in the Board of Directors resulting from Charlotte G. Fischer's resignation on March 13, 2000. Ms. Fischer's term as a director of the Company was not to expire until 2002. The enclosed Proxy cannot be voted for a greater number of persons than the three nominees for director listed below.

     The following table sets forth certain information with respect to the nominees. In the event any nominee unexpectedly becomes unavailable for election, the enclosed Proxy will be voted for such person as may be designated by the present Board of Directors.

NOMINEES


                                                                       Nominee
                                                     Director         for Term
           Name of Nominee            Age              Since         Expiring In
           ---------------            ---            --------        -----------

           Glenn S. Lyon               49              2000             2002
           James T. Morris             57              1996             2003
           Sally M. Tassani            51              1995             2003

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE ABOVE NOMINEES.


CONTINUING DIRECTORS

     The following table contains certain information with respect to each other member of the Board of Directors whose term will continue after the Annual
Meeting:

                                                                       Nominee
                                                     Director         for Term
           Name of Nominee                Age          Since         Expiring In
           ---------------                ---        --------        -----------
           Leslie Nathanson Juris, Ph.D.   53          1998             2001
           John E. Peters                  52          1998             2001
           Richard A. Feinberg, Ph.D.      49          1997             2002

BIOGRAPHICAL INFORMATION

     Richard A. Feinberg, Ph.D., is a Professor of Consumer Sciences and Retailing at Purdue University, a position he has held since 1989. His other current positions with Purdue University include Director of the Center for Customer Driven Quality, an Associate of the Business and Industrial Development Center, and a member of the board of directors of the Purdue University Press.

     Leslie Nathanson Juris, Ph.D. is a founding partner of Roberts, Nathanson & Wolfson, a consulting firm specializing in implementing strategy and managing complex organizational change. Prior to January 1, 1999, she was the managing director of Roberts, Nathanson & Wolfson, a position she had held for more than the past five years. Ms. Juris is a member of the board of directors of Successories, Inc., an Illinois corporation.

     Glenn S. Lyon became the President and General Merchandise Manager for the Company in March 2000. From February 1997 until January 2000, he was the president of Modern Woman, Inc., a division of Charming Shoppes Inc. From May 1995 to January 1997, he was the senior vice president and general merchandise manager of Modern Woman, Inc. Modern Woman, Inc., based in New York City, is a 150-store specialty chain dedicated to the plus size female customer. From October 1990 to June 1994, he was the executive vice president of The Ormond Shops Inc., a New Jersey-based 200-store chain specializing in budget and moderate women's apparel. Approximately 20 months after he left The Ormond Shops Inc., an involuntary bankruptcy petition was filed against The Ormond Shops Inc. on February 27, 1996.

     James T. Morris is the chairman of the board and president and chief executive officer of IWC Resources Corporation, a water utility holding company, positions he has held for more than the past five years. Mr. Morris is also a director of NIPSCO Industries, Inc., American United Life and National City Bank of Indiana.

     John E. Peters has been president of Oak Ridge Investments, an investment management company, since July 1998. He was president of Dreman Value Management LLC, an equity management company, from October 1997 to June 1998. From 1984 to 1996, he was employed by Zurich Kemper Investments, a mutual fund and cash management services firm, serving as senior vice president and managing director of the retail products business unit from 1990 to 1996 and as president and chief executive officer of Kemper Distributors, Inc. from 1994 to 1996.

     Sally M. Tassani became Executive Vice President-Marketing for the Company in July 1998. She was an independent consultant and subsequently a managing director of Tassani Partners LLC, a strategic marketing communications firm, from July 1997 to June 1998. She was senior vice president-director of direct marketing and sales promotion for Leo Burnett Company, Inc., an advertising agency, from October 1995 until July 1997. From August 1995 to September 1995, she was senior vice president of Bender, Browning, Dolby & Sanderson, an advertising agency. Prior to August 1995, she was the chief executive officer of Tassani & Paglia, Inc., a Chicago-based marketing consulting firm that she founded, for more than five years.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors has a Finance and Audit Committee (the "Audit Committee") which is currently composed of Messrs. Feinberg, Peters and Morris. The Audit Committee meets periodically with management and the Company's independent accountants to determine the adequacy of internal controls and other financial reporting matters. The Audit Committee met four times during the Company's 1999 fiscal year.

     The Board of Directors also has a Compensation and Stock Option Committee (the "Compensation Committee") which is currently composed of Mr. Feinberg, Ms. Juris, Mr. Morris and Mr. Peters. The Compensation Committee considers and authorizes remuneration arrangements for senior management, including the grant of options under the Company's option plans. The Compensation Committee met four times during the Company's 1999 fiscal year.

     The Board of Directors also has a Nominating Committee which is currently composed of Ms. Juris and Ms. Tassani. The Nominating Committee nominates persons to serve as directors. The Nominating Committee met one time during the Company's 1999 fiscal year. The Nominating Committee will consider candidates recommended by shareholders. Shareholders who wish to nominate persons for election as directors must comply with the advance notification requirements contained in the Company's By-Laws, a copy of which is available upon request. Any such request or nominations should be addressed to Keith L. Himmel, Jr., Secretary, Paul Harris Stores, Inc., 6003 Guion Road, Indianapolis, Indiana 46254.

     During the Company's 1999 fiscal year, the Board of Directors held five meetings. Each director attended every meeting of the Board and every meeting of each committee of the Board of which he or she was a member.

     Directors who are not employees of the Company receive fees of $20,000 per annum for attending four regular meetings of the Board. Non-employee directors also receive fees for additional meetings of $1,000 (if attended in person) or $500 (if attended via telephone conference) per meeting. The Chairs of the Audit Committee, the Compensation Committee and the Nominating Committee receive additional fees of $3,000 per annum. Each member of such committees receives an additional $1,000 per annum.

     Directors who are not employees of the Company participate in the Company's Outside Directors Stock Option Plan (the "Directors Plan"). Under the Directors Plan, annually each eligible director is granted an option to purchase 3,000 shares of Common Stock in the month following the annual meeting of shareholders. In addition, newly elected eligible directors receive an option to purchase 5,000 shares of Common Stock in the month following election. Pursuant to the Directors Plan, the option price per share is equal to the fair market value of one share of Common Stock on the date of grant. The options become exercisable six months following the date of grant and expire ten years following the date of grant. During 1999, eligible directors were granted options to purchase an aggregate of 12,000 shares of Common Stock.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The following table sets forth the annual and long-term compensation of each individual who served as an executive officer of the Company during the 1999 fiscal year for services rendered during the Company's 1999, 1998 and 1997 fiscal years.

                                                          SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM COMPENSATION
                                                 ANNUAL COMPENSATION                        AWARDS
                                    -------------------------------------------    -------------------------
                                                                      OTHER
                                                                      ANNUAL                      SECURITIES        ALL OTHER
                                                                     COMPEN-        RESTRICTED    UNDERLYING         COMPEN-
NAME AND PRINCIPAL                  FISCAL               BONUS        SATION       STOCK AWARDS     OPTIONS          SATION
POSITION                             YEAR   SALARY ($)  ($)(1)         ($)             ($)            (#)            ($)(2)
------------------                  ------  ----------  -------      -------       ------------   ----------        ---------
Charlotte G. Fischer (3)             1999    775,000    200,000           ---                        65,000          3,181 (4)
Chairman of the Board,               1998    700,000    200,000           ---      347,000 (5)      175,000          3,052 (4)
President and Chief                  1997    500,000    550,000    $1,000,000 (6)                    50,000          2,905 (4)
Executive Officer

Sally Tassani (7)                    1999    250,000        ---           ---                        45,000          1,735 (8)
Executive Vice President             1998    144,231        ---           ---                        60,000        121,894 (9)
Marketing                            1997        ---        ---           ---                           ---            ---

Thomas McCain (10)                   1999    100,846        ---           ---                           ---         64,364 (11)(12)
Senior Vice President of             1998     56,269        ---           ---                        50,000 (13)     1,855 (11)
Finance and Chief                    1997        ---        ---           ---                           ---            ---
Financial Officer

Keith Himmel                         1999    125,000        ---           ---                        20,000          1,500 (14)
Vice President of                    1998    112,231        ---           ---                        16,000          2,086 (14)
Finance, Treasurer and               1997    103,846     55,000           ---                           ---          1,954 (14)
Corporate Secretary

---------------------------------

(1) Represents bonuses earned in the fiscal year indicated and paid or payable during the subsequent fiscal year.
(2) Unless otherwise indicated, all amounts are compensation related to group term life insurance premiums.
(3) Ms. Fischer left the Company on March 13, 2000. See "--Employment Agreements and Termination of Employment."
(4)   Of the amounts shown, $2,146 for 1999, $1,747 for 1998 and $1,600 for 1997 represent Company-paid contributions to the 401(k) retirement plan. Company-paid contributions are fully vested upon contribution.
(5) Represents the value of an award of 50,000 shares of restricted stock calculated by multiplying the closing price of the Company's Common Stock on the date of grant, which was $6.94, by 50,000 shares. As of January 30, 2000, the value of the remaining 10,000 non-vested shares of restricted stock using the closing price of the Company's Common Stock on January 29, 2000 of $3.03 was $30,313.
(6) Represents a one-time payment made to Ms. Fischer in connection with her employment agreement in recognition of past service and accomplishments. See "--Employment Agreements and Termination of Employment."
(7) Ms. Tassani became Executive Vice President - Marketing in July 1998. The amounts shown for 1998 do not include consulting fees of $116,000 and director fees of $14,195 earned prior to her being employed by the Company in July 1998.
(8) Of the amount shown, $700 represents Company-paid contributions to the 401(k) retirement plan. Company-paid contributions are fully vested upon contribution.
(9) Of the amount shown, (i) $70,994 represents relocation expenses and income taxes on reimbursed amounts paid by the Company and (ii) $50,000 represents a signing bonus paid by the Company.
(10) Mr. McCain was employed by the Company from October 15, 1998 to June 14, 1999.
(11) Of the amount shown, $16,864 in 1999 and $1,591 in 1998 represents relocation expenses and taxes on the reimbursed amounts.
(12) Of the amount shown, $47,500 represents severance paid as a result of Mr. McCain terminating his employment with the Company on June 14, 1999.
(13) Upon Mr. McCain's cessation of employment from the Company on June 14, 1999, all 50,000 securities underlying stock options were forfeited.
(14)  Of the amount shown, $1,250 for 1999, $1,506 for 1998 and $1,519 for 1997 represent Company-paid contributions to the 401(k) retirement plan. Company-paid contributions are fully vested upon contribution.

OPTION GRANTS

     The following table sets forth certain information concerning the number of shares and the terms and conditions of the stock options granted by the Company under the 1996 Stock Option and Incentive Plan (the "1996 Plan") during the Company's 1999 fiscal year to the individuals named in the Summary Compensation
Table:


                                        OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS
                         --------------------------------------------------------------
                                                                                             POTENTIAL REALIZABLE VALUE AT
                            NUMBER OF        % OF TOTAL                                        ASSUMED ANNUAL RATES OF
                            SECURITIES         OPTIONS                                         STOCK PRICE APPRECIATION
                            UNDERLYING       GRANTED TO                                         FOR OPTION TERM($)(1)
                             OPTIONS        EMPLOYEES IN   EXERCISE PRICE    EXPIRATION     ------------------------------
          NAME              GRANTED(#)       FISCAL YEAR      ($/SH)(2)        DATE(3)       5%($)                  10%($)
------------------------ ---------------    ------------   --------------    ----------     -------                 ------
Charlotte G. Fischer           40,000            6.64%           5.000       08/24/2009 (4) $ 125,779             $  318,748
                               25,000            4.15%           3.031       01/29/2010 (4)    47,658                120,776


Sally Tassani                  10,000            1.66%           5.625       05/11/2009 (5)    35,375                 89,648
                               10,000            1.66%           5.625       05/11/2009 (5)    35,375                 89,648
                               10,000            1.66%           5.625       05/11/2009 (5)    35,375                 89,648
                                5,000            0.83%           3.125       12/28/2009 (6)     9,826                 24,902
                                5,000            0.83%           3.125       12/28/2009 (6)     9,826                 24,902
                                5,000            0.83%           3.125       12/28/2009 (6)     9,826                 24,902


Thomas McCain                       0            0.00%                                              0                      0


Keith Himmel                    1,666            0.28%           6.188       05/19/2009 (6)     6,483                 16,429
                                1,667            0.28%           6.188       05/19/2009 (6)     6,487                 16,439
                                1,667            0.28%           6.188       05/19/2009 (6)     6,487                 16,439
                                5,000            0.83%           3.125       12/28/2009 (6)     9,826                 24,902
                                5,000            0.83%           3.125       12/28/2009 (6)     9,826                 24,902
                                5,000            0.83%           3.125       12/28/2009 (6)     9,826                 24,902

---------------------------------

(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by applicable regulation and are not intended to forecast the possible future appreciation, if any, of the Common Stock.
(2) The exercise price is the closing market price per share of the Common Stock on the date of grant.
(3) All option grants to the named individuals in fiscal 1999 expire on the tenth anniversary of the date of grant, subject to earlier expiration in the event of the termination of such individual's employment with the Company under certain specified circumstances.
(4)   These options were immediately exercisable on the date of grant.
(5)   These options are exercisable on 7/1/99, 7/1/00 and 7/1/01, respectively.
(6) These options become exercisable in three equal installments on the first three anniversaries of the grant date.

OPTION EXERCISES AND YEAR-END VALUES

     The following table sets forth certain information concerning stock option exercises by the individuals named in the Summary Compensation Table during the 1999 fiscal year and the unexercised stock options held by such individuals as of January 29, 2000.


                                   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                          AND FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                         OPTIONS AT FISCAL YEAR-END (#)   AT FISCAL YEAR-END ($)(1)
                                                         ------------------------------   --------------------------
                         SHARES ACQUIRED       VALUE
         NAME            ON EXERCISE (#)    REALIZED ($)   EXERCISABLE    UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
    --------------      ----------------  --------------   -----------    -------------   -----------  -------------
Charlotte G. Fischer             0              ---           891,000          10,000     $   219,719            ---

Sally Tassani                    0              ---            51,000          35,000             ---            ---

Thomas McCain (2)                0              ---                 0               0             ---            ---

Keith Himmel                     0              ---            32,000          30,667          19,271            ---

---------------------------------

(1) The closing sale price of the Common Stock as reported on the Nasdaq National Market on January 29, 2000 was $3.03125. Value is calculated on the basis of the difference between the exercise price and $3.03125, multiplied by the number of "In-The-Money" shares of Common Stock underlying the options.
(2)   Mr. McCain was employed by the Company from October 15, 1998 to June 14,
      1999.

OTHER RETIREMENT PLANS

     The Company maintains a tax-qualified retirement savings plan for eligible employees which contains a cash or deferred arrangement described in Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code") (the "401(k) Plan"). The 401(k) Plan permits participants to defer up to a maximum of 15% of their compensation (as defined in the 40l(k) Plan), subject to certain limits imposed by the Code. Participant salary deferrals were matched by the Company in an amount equal to 25% until January 1, 1998, when the amount was increased to 50%, up to a maximum of 4% of the participant's compensation. All amounts in the 401(k) Plan are fully vested when contributed.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT

     Effective March 13, 2000, Charlotte G. Fischer terminated her employment with and resigned as a director of the Company. Ms. Fischer was employed as the Company's President and Chief Executive Officer pursuant to an employment agreement which had a term ending January 31, 2003. Under the employment agreement, Ms. Fischer was paid a base salary of $775,000 for the 1999 fiscal year. Ms. Fischer's base salary was scheduled to increase each fiscal year up to $1,000,000 during the last year of the agreement, which was the 2002 fiscal year. The employment agreement provided for annual bonus compensation (as long as the Company had pretax earnings in excess of $200,000) equal to the greater of $200,000 or percentages of base salary contingent upon the Company achieving pretax earnings targets in each fiscal year, up to a maximum bonus equal to 200% of base salary for each fiscal year. In the event that Ms. Fischer elected to participate in the Company's 1998 Cash Bonus Performance Plan for Executive Officers (the "Bonus Plan") during a particular fiscal year, then the provisions of the Bonus Plan superseded the provisions of the employment agreement with respect to Ms. Fischer's cash bonus for such fiscal year.

     The employment agreement provided for annual awards to Ms. Fischer of non-qualified stock options to purchase a number of shares of Common Stock based on the Company's "annual total return to shareholders" for each fiscal year, as compared to the "women's specialty peer group" (as such terms are defined in the agreement). The employment agreement also provided that the Company would grant to Ms. Fischer restricted stock awards of at least 50,000 shares of Common Stock each fiscal year, contingent upon the attainment of specified performance goals related to the Company's strategic, business and financial objectives. In the event that Ms. Fischer elected to participate under the portion of the 1996 Plan, as amended, governing performance-based awards of restricted shares of Common Stock during a particular fiscal year, then the terms of the 1996 Plan superseded the provisions of the employment agreement with respect to awards of restricted stock for such fiscal year.

     Ms. Fischer's employment agreement also included a confidentiality agreement and a one-year covenant not to compete and not to solicit employees if Ms. Fischer terminated her employment in violation of the employment agreement prior to the expiration of the term or if the Company terminated her employment for cause.

     Effective March 13, 2000, pursuant to a settlement agreement, Ms. Fischer terminated her employment with the Company, resigned as a director of the Company and her employment agreement was terminated. Under the settlement agreement, the Company will pay Ms. Fischer approximately $3.1 million in accordance with a bi-weekly payment schedule beginning March 22, 2000 and ending January 22, 2003. The Company also granted to Ms. Fischer a fully vested and immediately exercisable option to purchase 25,000 shares of Common Stock, at an exercise price equal to the fair market value of the Common Stock at the close of business on January 29, 2000, which expires on the tenth anniversary of the grant date. The settlement agreement permits Ms. Fischer to exercise the stock options previously granted to her by the Company at any time on or before the expiration date of such options.

     Under the settlement agreement, the Company also granted to Ms. Fischer a restricted stock award of 25,000 shares of Common Stock and all other non-vested restricted stock awards previously granted to Ms. Fischer under the employment agreement became fully vested as of March 13, 2000. The settlement agreement also includes a confidentiality agreement, a six month covenant not to solicit company employees and mutual releases.

     The Company has agreed to pay Ms. Tassani a severance benefit in the event her employment is terminated without cause equal to a maximum of twelve months' salary.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee during fiscal year 1999 were current directors Mr. Feinberg, Ms. Juris, Mr. Morris and Mr. Peters. None of the Compensation Committee members were involved in a relationship requiring disclosure as an interlocking executive or director under Item 404 of Regulation S-K or as a current or former officer or employee of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee believes that the Company's compensation arrangements should be designed to enable the Company to attract and retain qualified executives, to reward individual performances, and to provide incentives for the achievement of targeted Company performance goals.

     The Company's compensation arrangements consist of base salary, cash incentive bonuses and long-term incentive compensation consisting of stock grants or stock options. The Company's compensation programs are designed to:
(i) attract, retain and demonstrate a commitment to key executives; (ii) reinforce strategic initiatives; (iii) align management interests with those of shareholders through grants of stock options; (iv) provide compensation levels that are in line with market practice and performance; and (v) provide above average competitive compensation when aggressive financial performance targets are met.

     The Compensation Committee will be undertaking an extensive review, competitive and internal, of the compensation practices currently in place at the Company to: (i) understand how the Company's compensation policies reflect compensation trends in the retail industry; (ii) creatively align the Company's compensation practices with other innovative compensation practices; (iii) increase the probability of achieving Company goals; and (iv) more clearly motivate and recognize executive achievement.

     Effective February 1, 1998, the Company entered into a new employment agreement with Ms. Fischer replacing a previous employment agreement with her. The new agreement extended the term of Ms. Fischer's employment to January 31, 2003. The new agreement increased Ms. Fischer's base salary from $700,000 for the 1998 fiscal year to $775,000 for the 1999 fiscal year, and provided for annual increases in Ms. Fischer's base salary up to $1,000,000 in the 2002 fiscal year. The agreement provided for annual bonuses equal to specified percentages of base salary contingent upon the Company's achieving specified targets for pretax earnings in a fiscal year, performance-based awards of options to purchase shares of Common Stock and performance-based awards of restricted stock. In recognition of past service and accomplishments, the Company also awarded Ms. Fischer a one-time special bonus of $500,000 payable during 1997 and $500,000 payable during 1998. See "EXECUTIVE COMPENSATION -- Employment Agreements and Termination of Employment."

     The Company awarded options to purchase an aggregate of 130,000 shares of Common Stock to three officers of the Company under the 1996 Plan.


             MEMBERS OF THE COMPENSATION AND STOCK OPTION COMMITTEE

                           Richard A. Feinberg, Ph.D.
                          Leslie Nathanson Juris, Ph.D.
                                 James T. Morris
                                 John E. Peters

STOCK PRICE PERFORMANCE GRAPH

     The graph below compares cumulative total returns to shareholders, assuming reinvestment of dividends, if any, of the Company, the Standard & Poor's Retail (Specialty Apparel) Index and the Standard & Poor's 500 Index. It assumes an investment of $100 on January 28, 1995, the date immediately prior to the commencement of the Company's last five complete fiscal years, in the Company, the Standard & Poor's Retail (Specialty Apparel) Index and the Standard & Poor's 500 Index.


                   COMPARISON OF 5 YEAR CUMULATIVE RETURNS OF
        THE COMPANY, S&P RETAIL (SPECIALTY APPAREL) INDEX, S&P 500 INDEX


                                    [GRAPH]

                                            -----------------------------------------------------------------------------
                                                                             FISCAL YEAR
                                            -----------------------------------------------------------------------------
                                               1/28/95        1995         1996         1997         1998         1999
                                            -----------------------------------------------------------------------------
Paul Harris Stores, Inc.                        100.00        70.83       687.50       287.50       254.17       101.04
-------------------------------------------------------------------------------------------------------------------------
S&P Retail (Specialty Apparel) Index            100.00       119.08       150.78       273.72       464.88       443.29
-------------------------------------------------------------------------------------------------------------------------
S&P 500 Index                                   100.00       138.67       175.20       222.34       294.58       325.06
-------------------------------------------------------------------------------------------------------------------------

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The appointment of PricewaterhouseCoopers LLP as independent auditors for the Company during its 2000 fiscal year will be submitted to the meeting in order to permit the shareholders to express their approval or disapproval. In the event of a negative vote, a selection of other auditors will be made by the Board of Directors upon recommendation of the Audit Committee. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting, such representative will be given an opportunity to make a statement and will respond to appropriate questions. Notwithstanding approval by the shareholders, the Board of Directors reserves the right to replace the auditors at any time upon the recommendation of the Audit Committee of the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT AUDITORS DURING FISCAL 2000.

                      DEADLINE FOR RECEIPT OF SHAREHOLDERS'
                      PROPOSALS FOR THE 2001 ANNUAL MEETING

     Proposals of shareholders that are intended to be presented by such shareholders at the Company's 2001 Annual Meeting must be received by the Company no later than December 17, 2000 in order to be included in the Company's Proxy Statement and form of Proxy relating to that meeting.

     In order to be considered at the 2001 Annual Meeting, shareholder proposals must comply with the advance notice and eligibility requirements contained in the Company's By-Laws. The Company's By-Laws provide that shareholders are required to give advance notice to the Company of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before an annual shareholders' meeting. Specifically, the By-Laws provide that for a shareholder to nominate a person for election to the Company's Board of Directors, the shareholder must be entitled to vote for the election of directors at the meeting and must give timely written notice of the nomination to the Secretary of the Company. The By-Laws also provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have the legal right and authority to make the proposal for consideration at the meeting and the shareholder must give timely written notice thereof to the Secretary of the Company. In order to be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days prior to the meeting. In the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

     The specific requirements of these advance notice and eligibility provisions are set forth in Section 1.10 and Section 1.11 of the Company's By-Laws, a copy of which is available upon request. Such requests and any shareholder proposals should be sent to the Secretary of the Company at the principal executive offices of the Company.


                           INCORPORATION BY REFERENCE

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that may incorporate future filings (including this Proxy Statement, in whole or in part), the Stock Price Performance Graph and Compensation Committee Report on Executive Compensation included herein shall not be incorporated by reference in any such filings.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during the 1999 fiscal year all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were timely satisfied.


                                 ANNUAL REPORTS

     The Annual Report to Shareholders for the fiscal year ended January 29, 2000 accompanies this Proxy Statement. The Annual Report is not used as part of this solicitation material and no action will be taken with respect to it at the Annual Meeting. IN ADDITION, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL 1999 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING FINANCIAL STATEMENTS BUT EXCLUDING EXHIBITS, MAY BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO KEITH L. HIMMEL, JR., SECRETARY, PAUL HARRIS STORES, INC., 6003 GUION ROAD, INDIANAPOLIS, INDIANA 46254.

                            PAUL HARRIS STORES, INC.
     PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR
                           ANNUAL MEETING MAY 17, 2000


     The undersigned hereby constitutes and appoints Glenn S. Lyon, Sally M. Tassani and Keith L. Himmel, Jr., and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders to be held at the Company's principal office located at 6003 Guion Road, Indianapolis, Indiana 46254 on Wednesday, May 17, 2000, and at any adjournment thereof, on all matters coming before said meeting.

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE
                                                                    [SEE REVERSE
                                                                        SIDE]

[X] Please mark your
    votes as in this
    example.

This proxy will be voted as specified and, unless otherwise specified, this proxy will be voted FOR the election as directors of all nominees and FOR Proposal 2.

                    FOR        WITHHELD                                                       FOR          AGAINST        ABSTAIN
                    ALL           ALL
1.   ELECTION OF    [ ]          [ ]                   2.   Proposal to ratify the            [ ]            [ ]            [ ]
     DIRECTORS                                              appointment of
                    Director Nominees:                      PricewaterhouseCoopers
                    Glenn S. Lyon, James T.                 LLP as independent
                    Morris and Sally M. Tassani             auditors for the fiscal year
                                                            2000.

(To withhold authority to vote for any                 3.   Upon or in connection with the transaction of such other business as may
nominee, write that nominee's name in the                   properly come before the meeting or any adjournment thereof.
space provided below.)




--------------------------------------------



                                       MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   [  ]

                                       Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

Signature:                                                                                  Dated:                         , 2000
           -----------------------------------       ---------------------------------            -------------------------

NOTE: Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.